EXHIBIT 8.1

                              List of Subsidiaries


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                              LIST OF SUBSIDIARIES


1. Magellan Holdings (BVI) Corp., a wholly-owned subsidiary of the Centrasia Mining Corp., incorporated under the laws of the British Virgin Islands on May 9, 2005. Magellan Holding (BVI) Corp. indirectly owns Magellan Gold (BVI) Inc.

2. Magellan Gold (BVI) Inc., a company incorporated under the laws of the British Virgin Islands on May 9, 2005. Magellan Gold (BVI) Inc. is a wholly-owned subsidiary of Magellan Holdings (BVI) Corp.

3. 0724000 B.C. Ltd., a company continued under the laws of British Columbia, which is a wholly-owned subsidiary of Centrasia Mining Corp. 0724000 B.C. Ltd. was incorporated as Magellan Gold Corp. on February 4, 2004, under the Nevada Business Corporations Act under the name Magellan Gold Corp. 0724000 B.C. Ltd. changed its name to Centrasia Mining Corp. and continued its corporate jurisdiction from the State of Nevada to the Province of British Columbia on May 9, 2005. On September 14, 2005, 0724000 B.C. Ltd. changed its name to 0724000 B.C. Ltd.



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